Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
GSE Systems, Inc.

We consent to the use of our report dated March 15, 2005, with respect to the consolidated balance sheets of GSE Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/S/  KPMG LLP

Baltimore, Maryland
August 23, 2005